Exhibit 10.36
SEPARATION AGREEMENT
AND GENERAL RELEASE OF ALL CLAIMS
     This Separation Agreement and General Release of All Claims (“Separation Agreement”) is made by and between Halozyme Therapeutics, Inc. (“Halozyme”) and Jonathan E. Lim (“Employee”) as of December 2, 2010 with respect to the following facts:
     A. Employee is currently employed by Halozyme.
     B. Employee is resigning from his employment with Halozyme effective December 2, 2010 (“Separation Date”). As a result of Employee’s resignation, Employee is not entitled to any severance payment or benefits under the Halozyme Severance Policy or otherwise. However, Halozyme wishes to reach an amicable separation with Employee and obtain Employee’s reasonably necessary assistance in transitioning Employee’s responsibilities to other Halozyme personnel.
     C. The parties desire to settle all claims and issues that have, or could have been raised, in relation to Employee’s employment with Halozyme and arising out of or in any way related to the acts, transactions or occurrences between Employee and Halozyme to date, including, but not limited to, Employee’s employment with Halozyme or the termination of that employment, on the terms set forth below.
     THEREFORE, in consideration of the promises and mutual agreements hereinafter set forth, it is agreed by and between the undersigned as follows:
     1. Transition Assistance. To assist Halozyme in the transition of Employee’s previous responsibilities, Employee agrees to provide consulting services to Halozyme under the terms described in this Separation Agreement. From the Separation Date through March 31, 2011 (the “Transition Period”), Employee agrees to make himself available at reasonable times and upon reasonable notice, to provide information as may be requested by Halozyme, through its Chief Executive Officer, related to events or projects in which Employee was involved while employed by Halozyme. Without the consent of Employee, in no event will such assistance require more than ten hours a month. Employee’s agreement to provide such consulting assistance is in consideration of the Severance Package being provided, and as such, he will not be entitled to any additional compensation for providing such assistance. However, Halozyme shall reimburse Employee for any reasonable out-of-pocket expenses he incurs in the course of providing such consulting assistance (e.g., travel, lodging, etc.), provided such expenses are pre-approved by Halozyme’s Chief Executive Officer. Halozyme acknowledges that Employee is entitled to indemnification under Halozyme’s Bylaws with respect to his service as a director and executive officer. During the Transition Period, Halozyme will provide Employee with the same indemnification he would have been entitled to under Halozyme’s Bylaws if Employee had remained employed by Halozyme during that period. Except as requested by Halozyme’s Chief Executive Officer, Employee will not contact Halozyme employees or parties that have commercial relationships with Halozyme with respect to Halozyme business matters.
     2. Severance Package. Halozyme agrees to provide Employee with the following payments and benefits (“Severance Package”) to which Employee is not otherwise entitled. Employee acknowledges and agrees that this Severance Package constitutes adequate legal consideration for the promises and representations made by Employee in this Separation Agreement.

          Severance Payment. Halozyme agrees to pay Employee the equivalent of 52 weeks’ of Employee’s base salary, or Four Hundred Fifteen Thousand Dollars ($415,000.00), less all appropriate federal and state income and employment taxes (“Severance Payment”). The Severance Payment will be paid out in twelve equal monthly payments, each payable on the 15th of each month, commencing December 15th, 2010.
          Continuation of Group Health Benefits. Halozyme agrees to pay the premiums required to continue Employee’s group health care coverage through December 31, 2011, under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), provided that Employee elects to continue and remains eligible for these benefits under COBRA, completes all necessary paperwork to trigger and maintain COBRA coverage, and does not obtain health coverage through another employer during this period. Should Employee obtain other health coverage during this period he shall notify Halozyme within 14 days.
          Stock Options. At various times during his employment, Employee has been granted stock options. Notwithstanding any contrary terms of the stock option plan(s), grant(s) or agreement(s) applicable to such stock options, all unvested stock options previously granted to Employee as of the date his employment terminates will continue to vest at the rate set forth in such stock option grant(s) or agreement(s), until the earlier of (a) March 31, 2011, or (b) a date prior to March 31, 2011 on which the Board of Directors notifies Employee in writing that it has concluded that Employee has failed to comply with the provisions of Section 1, above. Employee shall have three months from the date on which the vesting of his stock options terminates in accordance with this provision, to exercise his option to purchase any vested stock option shares. Except as specifically provided in the preceding two sentences, all stock options held by Employee shall be governed by the terms and conditions of the stock option plan(s), grant(s) and/or agreement(s) applicable to such options.
     3. General Release. Employee unconditionally, irrevocably and absolutely releases and discharges Halozyme, and any parent and subsidiary corporations, divisions and affiliated corporations, partnerships or other affiliated entities of Halozyme, past and present, as well as Halozyme’s employees, officers, directors, agents, successors and assigns (collectively, “Released Parties”), from all claims related in any way to the transactions or occurrences between them to date, to the fullest extent permitted by law, including, but not limited to, Employee’s employment with Halozyme, the termination of Employee’s employment, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Employee’s employment with Halozyme. This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims, including, but not limited to alleged violations of the California Labor Code or the federal Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964 and the California Fair Employment and Housing Act, the Americans with Disabilities Act and all claims for attorneys’ fees, costs and expenses. Employee expressly waives Employee’s right to recovery of any type, including damages or reinstatement, in any administrative or court action, whether state or federal, and whether brought by Employee or on Employee’s behalf, related in any way to the matters released herein. However, this general release is not intended to bar any claims that, by statute, may not be waived, such as claims for workers’ compensation benefits, unemployment insurance benefits and statutory indemnity.
     4. California Civil Code Section 1542 Waiver. Employee expressly acknowledges and agrees that all rights under Section 1542 of the California Civil Code are expressly waived. That section provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
     5. Representation Concerning Filing of Legal Actions. Employee represents that, as of the date of this Separation Agreement, Employee has not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against Halozyme or any of the other Released Parties in any court or with any governmental agency. Employee further agrees that, to the fullest extent permitted by law, Employee will not prosecute, nor allow to be prosecuted on Employee’s behalf, in any administrative agency, whether state or federal, or in any court, whether state or federal, any claim or demand of any type related to the matters released in this Separation Agreement.
     6. Nondisparagement. Employee agrees that Employee will not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of Halozyme or any of the other Released Parties.
     7. Confidentiality and Return of Halozyme Property. Employee understands and agrees that as a condition of receiving the Severance Package in paragraph 2, all Company property must be returned to Halozyme on or before December 6, 2010. By signing this Separation Agreement, Employee represents and warrants that Employee will not use or disclose to others any confidential or proprietary information of Halozyme or the Released Parties. Employee further agrees to comply with the continuing obligations regarding confidentiality set forth in the surviving provisions of the Employee Nondisclosure and Assignment Agreement previously executed by Employee. Employee acknowledges that this Separation Agreement or a description of its material terms may be included in filings Halozyme makes with the Securities and Exchange Commission.
     8. No Admissions. By entering into this Separation Agreement, the Released Parties make no admission that they have engaged, or are now engaging, in any unlawful conduct. The parties understand and acknowledge that this Separation Agreement is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.
     9. Consideration Period. Employee has until December 6, 2010 to decide whether or not to enter into this Separation Agreement. This Separation Agreement shall not become effective or enforceable until the day Employee signs this Separation Agreement. If the signed Separation Agreement is not received by Anita W. Matheson, Executive Director of HR, by 5:00 p.m. Pacific Time on December 6, 2010, Halozyme will assume that Employee is not interested in the Severance Package, and the offer will be automatically withdrawn.
     10. Full Defense. This Separation Agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by Employee in breach hereof. Employee agrees that in the event an action or proceeding is instituted by the Released Parties in order to enforce the terms or provisions of this Separation Agreement, the Released Parties shall be entitled to an award of reasonable costs and attorneys’ fees incurred in connection with enforcing this Separation Agreement, to the fullest extent permitted by law.

     11. Severability. In the event any provision of this Separation Agreement shall be found unenforceable, the unenforceable provision shall be deemed deleted and the validity and enforceability of the remaining provisions shall not be affected thereby.
     12. Applicable Law. The validity, interpretation and performance of this Separation Agreement shall be construed and interpreted according to the laws of the United States of America and the State of California.
     13. Entire Agreement; Modification. This Separation Agreement, including the surviving provisions of Halozyme’s Employee Nondisclosure and Assignment Agreement previously executed by Employee and Halozyme and herein incorporated by reference, is intended to be the entire agreement between the parties and supersedes and cancels any and all other and prior agreements, written or oral, between the parties regarding this subject matter. This Separation Agreement may be amended only by a written instrument executed by all parties hereto.
THE PARTIES TO THIS SEPARATION AGREEMENT HAVE READ THE FOREGOING SEPARATION AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS SEPARATION AGREEMENT ON THE DATES SHOWN BELOW.

Dated: 12/6/10	By:	/s/ Jonathan E. Lim
Jonathan E. Lim

Halozyme Therapeutics, Inc.

Dated: 12/7/10	By:	/s/ Gregory I. Frost
Gregory I. Frost, PhD
President & CEO

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